Exhibit 99.01

Press Release www.shire.com

Directorate Change

January 18, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that Dr Barry Price, non-executive director, will retire from the Board on January 24, 2010 on the completion of his term of office.

Matt Emmens, Chairman of Shire said "On behalf of the Shire Board, I would like to thank Barry for his significant contributions over the past 14 years. Barry brought a wealth of expertise and experience to the Board and we wish him well for the future".

Tony Guthrie
Deputy Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX